ACSB	Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
517 Route One		1 Penn Plaza
Iselin, New Jersey 08830		36th Floor
732. 855.9600		New York, NY 10119
Fax:732.855.9559		212.786.7510
www.acsbco.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Current Report on Form 8-K, filed with the Securities and Exchange Commission by Top Flight Gamebirds, Inc. of our audit report dated August 2, 2010, with respect to consolidated financial statements of Global Pharma Enterprise Group Limited as of  December 31, 2009 and 2008 and for the years then ended, and of our review report dated August 2, 2010, with respect to the consolidated financial statements of Global Pharma Enterprise Group Limited as of March 31, 2010 and 2009 and for the periods then ended.

Respectfully submitted,

/s/ Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
New York, NY
August 12, 2010

New York	•	New Jersey	•	Cayman Islands